NEWS RELEASE

Exhibit 99.1

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND NINE MONTHS ENDED SEPTEMBER 30, 2008

Syosset, NY - November 14, 2008 - Porta Systems Corp. (OTC.BB:PORT) today reported an operating loss for the quarter ended September 30, 2008 of $497,000 compared to operating income of $132,000 for the quarter ended September 30, 2007. The Company recorded a loss from continuing operations of $709,000, $0.10 per share (basic and diluted), before the extraordinary gain, for the quarter ended September 30, 2008, compared to the loss from continuing operations of $425,000, $0.47 per share (basic and diluted), for the quarter ended September 30, 2007. An extraordinary gain on the implementation of trouble debt restructuring of $17,645,000, $2.54 per share (basic) and $2.53 per share (diluted) was recorded in the quarter ended September 30, 2008. There were no extraordinary items in the same period of 2007. After the effect of the extraordinary gain, the Company reported a net income of $16,936,000, $2.44 per share (basic) and $2.43 per share (diluted), for the three months ended September 30, 2008.

The Company reported an operating loss for the nine months ended September 30, 2008 of $235,000 compared to operating income of $1,056,000 for the nine months ended September 30, 2007. The Company recorded a loss from continuing operations of $1,655,000, $0.57 per share (basic) and $0.54 per share (diluted), before extraordinary gain, for the nine months ended September 30, 2008 compared to a loss from continuing operations before discontinued operations of $531,000, $0.59 per share (basic and diluted), for the nine months ended September 30, 2007. An extraordinary gain on the implementation of trouble debt restructuring of $17,645,000, $6.05 per share (basic) and $5.79 per share (diluted) was recorded in the nine months ended September 30, 2008. There were no extraordinary items in the same period of 2007. During the nine months ended September 30, 2007, the Company completely discontinued the operation of its OSS business and wrote off all remaining OSS assets and incurred losses related to the discontinued OSS operation of $521,000, $0.57 per share (basic and diluted). There was no loss from discontinued operations for the nine months ended September 30, 2008. After the effect of the extraordinary gain, the Company reported a net income of $15,990,000, $5.48 per share (basic) and $5.25 per share (diluted), for the nine months ended September 30, 2008.

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Porta Systems Corp. Press Release	Page 2
November 14, 2008

Sales were $6,305,000 for the quarter ended September 30, 2008 versus $6,651,000 for the quarter ended September 30, 2007, a decrease of approximately $346,000 (5%). Connection/Protection sales were $5,145,000 for the quarter ended September 30, 2008 versus $5,594,000 for the quarter ended September 30, 2007, a decrease of $449,000 (8%). Substantially all of the decrease in sales for the quarter is the result of a decline in orders from British Telecommunications and its systems integrators for connector products that was partially offset by increased sales of protection modules. Signal Processing sales for the quarter ended September 30, 2008 were $1,160,000 versus $1,057,000 for the quarter ended September 30, 2007, an increase of $103,000 (10%).

Sales were $19,527,000 for the nine months ended September 30, 2008 versus $21,922,000 for the nine months ended September 30, 2007, a decrease of approximately $2,395,000 (11%). Connection/Protection sales were $15,992,000 for the nine months ended September 30, 2008 versus $18,228,000 for the nine months ended September 30, 2007, a decrease of $2,236,000 (12%). Substantially all of the decrease in sales for the nine months is the result of a decline in orders from British Telecommunications and its systems integrators for connector products that was partially offset by increased sales of protection modules. Signal Processing sales for the nine months ended September 30, 2008 were $3,535,000 versus $3,694,000 for the nine months ended September 30, 2007, a decrease of $159,000 (4%).

The overall gross margin from continuing operations was 17% for the quarter ended September 30, 2008, compared to 31% for the quarter ended September 30, 2007. Gross margin for the nine months ended September 30, 2008 was 24% compared to 31% for the nine months ended September 30, 2007. The decrease for the quarter and nine months is primarily related to excess capacity in our Mexico facility due to lower production levels as compared to the same quarter and nine months of 2007, principally resulting from the decrease in sales to British Telecommunications and its systems integrators. Gross margins were further adversely affected by the reduction of the value of the UK pound and Mexican peso vs. the US dollar, as many of our sales are made in pounds and pesos.

Operating expenses for the quarter and nine months ended September 30, 2008 decreased by $393,000 (20%) and $744,000 (13%), respectively, from the same period in 2007. The decrease relates primarily to a decrease in selling expenses due to a reduction in advertising expenses, consultants and research and development expense, and a decrease in general and administrative costs related to our debt restructuring.

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Porta Systems Corp. Press Release	Page 3
November 14, 2008

Interest expense, net of interest and other income, decreased for the three and nine months ending September 30, 2008 from the same period in 2007 by $342,000 and $162,000, respectively. As a result of the implementation of the troubled debt restructure (as defined under Statement of Financial Accounting Standard No. 15- Accounting by Debtors and Creditors for Troubled Debt Restructuring), interest on the senior and subordinated debt through the term of the debt instruments has been added to the value of the debt on the balance sheet and thereby will no longer flow through our statement of operations. Interest on our debt prior to the restructuring on July 31, 2008 was not accrued on the entire amount of the senior debt of $24,973,000 under the terms of our agreement with the holder of our senior debt. The decreases of $162,000 and $342,000 for the nine months and three months, respectively, are primarily related to the restructuring of our senior and subordinated debt.

Our Connection/Protection business had a net loss from operations before allocations of corporate expenses of $260,000 for the third quarter of 2008 compared to a net operating income before allocations of corporate expenses of $637,000 in the comparable period of 2007, and net operating income before allocations of corporate expenses of $637,000 for the nine months ended September 30, 2008, as compared to $2,383,000 for the same period in 2007. The results are due to a significant decline in sales to British Telecommunications as well as a decrease in the margin generated from these sales. Our Signal segment generated net income from operations before allocations of corporate expenses of $220,000 in the third quarter of 2008 and $724,000 for the nine months ended September 30, 2008 compared to $235,000 and $933,000 in the comparable period in 2007.

On July 31, 2008, the Company amended its certificate of incorporation to effect a one-for-11.11 reverse split pursuant to which each share of common stock was converted into 0.0900090009 share of common stock. The financial statements give retroactive effect to the reverse split.

The reverse split was a necessary condition for the implementation of our debt restructuring plan which took place as of July 31, 2008. The restructuring eliminated principal and interest on approximately $25,076,000 of debt, and resulted in an extraordinary gain of $17,645,000 (net of related costs) which was recognized in the third quarter 2008. As part of the restructuring, after giving effect to the Reverse Split, the Company issued or reserved 8,546,449 shares of the Company’s common stock to creditors as partial consideration for their substantial debt reduction. In addition, key members of Porta’s management team received an aggregate of 603,277 shares of common stock. The Company notes that no stock options have been granted to employees for many years. As a result of the issuance of more than fifty (50%) percent of the Company’s common stock to new stockholders, the Company’s ability to use its remaining net operating loss carry forwards will be severely curtailed in accordance with Section 382 of the Internal Revenue Code.

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Porta Systems Corp. Press Release	Page 4
November 14, 2008

In November 2008, the Company borrowed additional senior debt of $425,000 from our senior debt holder.  As of November 11, 2008, the Company had a principal outstanding balance of $1,311,000 (excluding accreted interest) on the Working Capital Note. The Company replaced the old Working Capital Note with a new Working Capital Note in the amount of $1,747,012 (including accrued interest). Interest on the additional $425,000 advance will be expensed as incurred at a rate equal to the six month Libor rate plus 10%.  Principal and interest is payable January 2009 through June 2009 with each monthly payment being equal to 25% of the gross receipts received from sales generated in the United Kingdom.  The remaining principal balance of the note and accrued interest is due on June 30, 2009.  The new Working Capital Note is collateralized by all of the assets of the Company which also secure the existing senior debt.

The present economic climate has made credit more difficult to obtain and is resulting in decreases in purchases for capital goods, such as our products. As a result, the current economic slowdown may seriously affect our business to the extent that our customers reduce or defer their purchases. If we are not able to develop new business and if our customers reduce or defer the purchase of our products, we may be unable to continue in business and it may be necessary for us to seek protection under the Bankruptcy Code.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2007 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2007 and the Form 10-Q for the quarters ended March 31, and June 30, 2008. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Unaudited Condensed Consolidated Statement of Operations
Quarter and Nine Months ended September 30,
(in thousands except per share amounts)

	Quarter ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007

Sales	$6,305	$6,651	$19,527	$21,922

Gross profit	1,066	2,088	4,748	6,783

Total operating expenses	1,563	1,956	4,983	5,727

Operating income (loss)	(497)	132	(235)	1,056

Interest expense, net of interest and other
income	(196)	(538)	(1,367)	(1,529)

Loss before income taxes	(693)	(406)	(1,602)	(473)

Income tax expense	(16)	(19)	(53)	(58)

Loss from continuing operations before
extraordinary gain and discontinued
operations.	(709)	(425)	(1,655)	(531)

Discontinued operations:
Loss from discontinued operations	---	---	---	(521)

Extraordinary gain on troubled debt
Restructure (net of zero tax).	17,645	---	17,645	---

Net Income (Loss)	$16,936	$(425)	$15,990	$(1,052)

Per share data:

Basic per share amounts (giving effect to the reverse split):

Continuing operations	$(0.10)	$(0.47)	$(0.57)	$(0.59)
Discontinued operations	---	---	---	(0.57)
Extraordinary item	2.54	---	6.05	---

Net Income (Loss) per share:	$2.44	$(0.47)	$5.48	$(1.16)

Weighted average shares
outstanding	6,937	905	2,916	905

Diluted per share amounts (giving effect to the reverse split):

Continuing operations	$(0.10)	$(0.47)	$(0.54)	$(0.59)
Discontinued operations	---	---	---	(0.57)
Extraordinary item	2.53	---	5.79	---

Net income (loss) per share:	$2.43	$(0.47)	$5.25	$(1.16)

Weighted average shares
outstanding	6,966	905	3,043	905

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